                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                                 (Rule 13d-101)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                (Amendment No. 3)

                         NATIONAL GOLF PROPERTIES, INC.
                                (Name of Issuer)

                            -------------------------

                                  COMMON STOCK
                                 $.01 PAR VALUE
                         (Title of Class of Securities)

                                    63623G109
                                 (CUSIP Number)

                            -------------------------

                                  Carl B. Tash
                             Cliffwood Partners LLC
                          11726 San Vincente Boulevard
                                    Suite 600
                              Los Angeles, CA 90049
                                 (310) 442-0370
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                                 March 20, 2002

             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: [_]

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
                               CUSIP No. 63623G109

--------------------------------------------------------------------------------
1.      NAME OR REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        CBT Advisory Group, Inc.

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A                          (a)   [X]
        MEMBER OF A GROUP                                       (b)
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
        AF
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
        REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        State of California
--------------------------------------------------------------------------------
                                   7.  SOLE VOTING POWER     0

   NUMBER OF SHARES                ---------------------------------------------
    BENEFICIALLY                   8   SHARED VOTING POWER   1,177,500
OWNED BY EACH REPORTING
      PERSON                       ---------------------------------------------
       WITH                        9.  SOLE DISPOSITIVE POWER   0

                                   ---------------------------------------------

                                   10. SHARED DISPOSITIVE POWER   1,177,500
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,177,500

--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES

-------------------------------------------------------------- -----------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        9.0% (based on 13,127,148 shares outstanding as of November 9, 2001, as reported in National Golf Properties Inc.'s quarterly report on Form 10-Q for the quarter ended September 30, 2001)

--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
        CO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D
                               CUSIP No. 63623G109

--------------------------------------------------------------------------------
1.      NAME OR REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Tash Partners, L.P.

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A                          (a)   [X]
        MEMBER OF A GROUP                                       (b)
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
        AF
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
        REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        State of California
--------------------------------------------------------------------------------
                                   7.  SOLE VOTING POWER     0

   NUMBER OF SHARES                ---------------------------------------------
    BENEFICIALLY                   8   SHARED VOTING POWER   1,177,500
OWNED BY EACH REPORTING
      PERSON                       ---------------------------------------------
       WITH                        9.  SOLE DISPOSITIVE POWER   0

                                   ---------------------------------------------

                                   10. SHARED DISPOSITIVE POWER   1,177,500
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,177,500

--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES

-------------------------------------------------------------- -----------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        9.0% (based on 13,127,148 shares outstanding as of November 9, 2001, as reported in National Golf Properties Inc.'s quarterly report on Form 10-Q for the quarter ended September 30, 2001)

--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
        PN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D
                               CUSIP No. 63623G109

--------------------------------------------------------------------------------
1.      NAME OR REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Cliffwood Partners, L.P.

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A                          (a)   [X]
        MEMBER OF A GROUP                                       (b)
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
        AF
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
        REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Delaware
--------------------------------------------------------------------------------
                                   7.  SOLE VOTING POWER     0

   NUMBER OF SHARES                ---------------------------------------------
    BENEFICIALLY                   8   SHARED VOTING POWER   1,177,500
OWNED BY EACH REPORTING
      PERSON                       ---------------------------------------------
       WITH                        9.  SOLE DISPOSITIVE POWER   0

                                   ---------------------------------------------

                                   10. SHARED DISPOSITIVE POWER   1,177,500
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,177,500

--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES

-------------------------------------------------------------- -----------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        9.0% (based on 13,127,148 shares outstanding as of November 9, 2001, as reported in National Golf Properties Inc.'s quarterly report on Form 10-Q for the quarter ended September 30, 2001)

--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
        PN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D
                               CUSIP No. 63623G109

--------------------------------------------------------------------------------
1.      NAME OR REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Cliffwood Partners, LLC

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A                          (a)   [X]
        MEMBER OF A GROUP                                       (b)
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
        WC
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
        REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Delaware
--------------------------------------------------------------------------------
                                   7.  SOLE VOTING POWER     0

   NUMBER OF SHARES                ---------------------------------------------
    BENEFICIALLY                   8   SHARED VOTING POWER   1,177,500
OWNED BY EACH REPORTING
      PERSON                       ---------------------------------------------
       WITH                        9.  SOLE DISPOSITIVE POWER   0

                                   ---------------------------------------------

                                   10. SHARED DISPOSITIVE POWER   1,177,500
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,177,500

--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES

-------------------------------------------------------------- -----------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        9.0% (based on 13,127,148 shares outstanding as of November 9, 2001, as reported in National Golf Properties Inc.'s quarterly report on Form 10-Q for the quarter ended September 30, 2001)

--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
        OO

--------------------------------------------------------------------------------

                               SCHEDULE 13D CUSIP
                                  No. 63623G109

--------------------------------------------------------------------------------
1.      NAME OR REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Carl B. Tash

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A          (a)   [X]
        MEMBER OF A GROUP                       (b)
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
        AF

--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF
        LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S. Citizen

--------------------------------------------------------------------------------
                                    7.    SOLE VOTING POWER     0

                                  ----------------------------------------------
        NUMBER OF SHARES            8.    SHARED VOTING POWER   1,177,500
          BENEFICIALLY
     OWNED BY EACH REPORTING      ----------------------------------------------
             PERSON                 9.    SOLE DISPOSITIVE POWER   0
              WITH
                                  ----------------------------------------------
                                   10.    SHARED DISPOSITIVE POWER   1,177,500

--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,177,500

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE
         AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES

--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.0% (based on 13,127,448 shares outstanding as of November 9, 2001, as reported in National Golf Properties Inc.'s Quarterly Report on Form 10-Q for the period ended September 30, 2001)

--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         IN

--------------------------------------------------------------------------------

                               SCHEDULE 13D CUSIP
                                  No. 63623G109

--------------------------------------------------------------------------------
1.      NAME OR REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Cliffwood Select Equity Fund, L.P.

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A          (a)   [X]
        MEMBER OF A GROUP                       (b)
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
        WC

--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF
        LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Delaware

--------------------------------------------------------------------------------
                                    7.    SOLE VOTING POWER     0

                                  ----------------------------------------------
        NUMBER OF SHARES            8.    SHARED VOTING POWER   171,200
          BENEFICIALLY
     OWNED BY EACH REPORTING      ----------------------------------------------
             PERSON                 9.    SOLE DISPOSITIVE POWER   0
              WITH
                                  ----------------------------------------------
                                   10.    SHARED DISPOSITIVE POWER   171,200

--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         171,200

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE
         AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES

--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.3% (based on 13,127,148 shares outstanding as of November 9, 2001, as reported in National Golf Properties Inc.'s Quarterly Report on Form 10-Q for the period ended September 30, 2001)

--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         PN

--------------------------------------------------------------------------------

                               SCHEDULE 13D CUSIP
                                  No. 63623G109

--------------------------------------------------------------------------------
1.      NAME OR REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Cliffwood Select Equity Fund II, L.P.

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A          (a)   [X]
        MEMBER OF A GROUP                       (b)
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
        WC

--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF
        LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Delaware

--------------------------------------------------------------------------------
                                    7.    SOLE VOTING POWER     0

                                  ----------------------------------------------
        NUMBER OF SHARES            8.    SHARED VOTING POWER   242,700
          BENEFICIALLY
     OWNED BY EACH REPORTING      ----------------------------------------------
             PERSON                 9.    SOLE DISPOSITIVE POWER   0
              WITH
                                  ----------------------------------------------
                                   10.    SHARED DISPOSITIVE POWER   242,700

--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         242,700

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE
         AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES

--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.9% (based on 13,127,148 shares outstanding as of November 9, 2001, as reported in National Golf Properties Inc.'s Quarterly Report on Form 10-Q for the period ended September 30, 2001)

--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         PN

--------------------------------------------------------------------------------

                               SCHEDULE 13D CUSIP
                                  No. 63623G109

--------------------------------------------------------------------------------
1.      NAME OR REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Cliffwood Select Equity Fund, Ltd.

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A          (a)   [X]
        MEMBER OF A GROUP                       (b)
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
        WC

--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF
        LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        Cayman Islands

--------------------------------------------------------------------------------
                                    7.    SOLE VOTING POWER     0

                                  ----------------------------------------------
        NUMBER OF SHARES            8.    SHARED VOTING POWER   114,500
          BENEFICIALLY
     OWNED BY EACH REPORTING      ----------------------------------------------
             PERSON                 9.    SOLE DISPOSITIVE POWER   0
              WITH
                                  ----------------------------------------------
                                   10.    SHARED DISPOSITIVE POWER   114,500

--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         114,500

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE
         AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES

--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.9% (based on 13,127,148 shares outstanding as of November 9, 2001, as reported in National Golf Properties Inc.'s Quarterly Report on Form 10-Q for the period ended September 30, 2001)

--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         OO

--------------------------------------------------------------------------------

                               SCHEDULE 13D CUSIP
                                  No. 63623G109

--------------------------------------------------------------------------------
1.      NAME OR REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Cliffwood Value Equity Fund, L.P.

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A          (a)   [X]
        MEMBER OF A GROUP                       (b)
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
        WC

--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF
        LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Delaware

--------------------------------------------------------------------------------
                                    7.    SOLE VOTING POWER     0

                                  ----------------------------------------------
        NUMBER OF SHARES            8.    SHARED VOTING POWER   333,200
          BENEFICIALLY
     OWNED BY EACH REPORTING      ----------------------------------------------
             PERSON                 9.    SOLE DISPOSITIVE POWER   0
              WITH
                                  ----------------------------------------------
                                   10.    SHARED DISPOSITIVE POWER   333,200

--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         333,200

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE
         AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES

--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.5% (based on 13,127,148 shares outstanding as of November 9, 2001, as reported in National Golf Properties Inc.'s Quarterly Report on Form 10-Q for the period ended September 30, 2001)

--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         PN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D
                               CUSIP No. 63623G109

--------------------------------------------------------------------------------
1.      NAME OR REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Cliffwood Equity Fund, L.P.

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A                          (a) [X]
        MEMBER OF A GROUP                                       (b)

--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
        WC

--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
        REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        State of California

--------------------------------------------------------------------------------

                                     7.    SOLE VOTING POWER     0
                                     -------------------------------------------
        NUMBER OF SHARES
          BENEFICIALLY               8.    SHARED VOTING POWER   29,000
 OWNED BY EACH REPORTING
           PERSON                    -------------------------------------------
           WITH
                                     9.    SOLE DISPOSITIVE POWER   0

                                     -------------------------------------------

                                     10.   SHARED DISPOSITIVE POWER   29,000

--------------------------------------------------------------------------------

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         29,000

--------------------------------------------------------------------------------

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.2% (based on 13,127,148 shares outstanding as of November 9, 2001, as reported in National Golf Properties Inc.'s Quarterly Report on Form 10-Q for the period ended September 30, 2001)

--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         PN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D
                               CUSIP No. 63623G109

--------------------------------------------------------------------------------
1.      NAME OR REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Cliffwood Real Estate Equity Fund, Ltd.

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A                          (a) [X]
        MEMBER OF A GROUP                                       (b)

--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
        WC

--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
        REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        Cayman Islands

--------------------------------------------------------------------------------

                                     7.    SOLE VOTING POWER     0
                                     -------------------------------------------
        NUMBER OF SHARES
          BENEFICIALLY               8.    SHARED VOTING POWER   53,900
 OWNED BY EACH REPORTING
           PERSON                    -------------------------------------------
           WITH
                                     9.    SOLE DISPOSITIVE POWER   0

                                     -------------------------------------------

                                     10.   SHARED DISPOSITIVE POWER   53,000

--------------------------------------------------------------------------------

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         53,900

--------------------------------------------------------------------------------

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.4% (based on 13,127,148 shares outstanding as of November 9, 2001, as reported in National Golf Properties Inc.'s Quarterly Report on Form 10-Q for the period ended September 30, 2001)

--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         OO

--------------------------------------------------------------------------------

Item 1.  Security and Issuer.

         Cliffwood Partners LLC hereby amends and supplements its statement on
Schedule 13D originally filed on February 21, 2002 and amended on March 1, 2002 and March 11, 2002 (the "Schedule 13D") relating to the common stock, $.01 par value per share (the "Common Stock"), of National Golf Properties, Inc., a Maryland corporation (the "Issuer").

Item 3.  Purpose of Transaction.

Item 3 of the Schedule 13D is hereby amended by adding the following as the last paragraph under Item 3:

         "On March 20, 2002, the Reporting Persons sent a letter to the Board of Directors of the Issuer which is filed as Exhibit 1 to this Amendment No. 3."

Item 7. Materials to be Filed as Exhibits.

Item 7 of the Schedule 13D is hereby amended and restated as follows:

         "Exhibit 1 - Letter from Cliffwood Partners LLC to the Board of Directors of National Golf Properties, Inc., dated March 20, 2002."

                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  March 20, 2002

                                    CBT ADVISORY GROUP, INC.

                                    By:   /s/ Carl B. Tash
                                          ---------------------------------
                                    Name:   Carl B. Tash
                                    Title:  President


                                    TASH PARTNERS, L.P.

                                    By:  CBT ADVISORY GROUP, INC.,
                                            its general partner


                                            By:  /s/ Carl B. Tash
                                                 --------------------------
                                            Name:   Carl B. Tash
                                            Title:  President


                                    CLIFFWOOD PARTNERS, L.P.

                                    By:  TASH PARTNERS, L.P.
                                            its general partner

                                            By:  CBT ADVISORY GROUP, INC.,
                                                  its general partner


                                                  By:  /s/ Carl B. Tash
                                                       --------------------
                                                  Name:   Carl B. Tash
                                                  Title:  President

             CLIFFWOOD PARTNERS LLC


             By:  CLIFFWOOD PARTNERS, L.P.,
                     its managing member


                     By:  TASH PARTNERS, L.P.
                           its general partner


                           By:  CBT ADVISORY GROUP, INC.,
                                 its general partner


                                 By:  /s/ Carl B. Tash
                                      ---------------------------
                                 Name:   Carl B. Tash
                                 Title:  President



             CLIFFWOOD EQUITY FUND, L.P.


             By:  CLIFFWOOD PARTNERS, LLC,
                     its general partner


                     By:  CLIFFWOOD PARTNERS, L.P.,
                            its managing member


                            By:  TASH PARTNERS, L.P.
                                  its general partner


                                  By:  CBT ADVISORY GROUP, INC.,
                                        its general partner


                                        By:  /s/ Carl B. Tash
                                             --------------------
                                        Name:  Carl B. Tash
                                        Title:  President

                                CLIFFWOOD SELECT EQUITY FUND, L.P.

                                By: CLIFFWOOD PARTNERS, LLC,
                                      its general partner

                                      By: CLIFFWOOD PARTNERS, L.P.,
                                            its managing member

                                            By: TASH PARTNERS, L.P.
                                                  its general partner

                                                  By: CBT ADVISORY GROUP, INC.,
                                                        its general partner


                                                        By:  /s/ Carl B. Tash
                                                            --------------------
                                                        Name: Carl B. Tash
                                                        Title: President


                                CLIFFWOOD REAL ESTATE EQUITY FUND, LTD.

                                By: CLIFFWOOD PARTNERS, LLC,
                                      its investment manager and director

                                      By: CLIFFWOOD PARTNERS, L.P.,
                                            its managing member

                                            By: TASH PARTNERS, L.P.
                                                  its general partner

                                                  By: CBT ADVISORY GROUP, INC.,
                                                        its general partner


                                                        By:  /s/ Carl B. Tash
                                                            --------------------
                                                        Name: Carl B. Tash
                                                        Title: President

                                CLIFFWOOD SELECT EQUITY FUND II, L.P.

                                By: CLIFFWOOD PARTNERS, LLC,
                                      its general partner

                                      By: CLIFFWOOD PARTNERS, L.P.,
                                            its managing member

                                            By: TASH PARTNERS, L.P.
                                                  its general partner

                                                  By: CBT ADVISORY GROUP, INC.,
                                                        its general partner


                                                        By:  /s/ Carl B. Tash
                                                            --------------------
                                                        Name: Carl B. Tash
                                                        Title: President


                                CLIFFWOOD SELECT EQUITY FUND, LTD.

                                By: CLIFFWOOD PARTNERS, LLC,
                                      its investment manager and director

                                      By: CLIFFWOOD PARTNERS, L.P.,
                                            its managing member

                                            By: TASH PARTNERS, L.P.
                                                  its general partner

                                                  By: CBT ADVISORY GROUP, INC.,
                                                        its general partner


                                                        By:  /s/ Carl B. Tash
                                                            --------------------
                                                        Name: Carl B. Tash
                                                        Title: President

                                CLIFFWOOD VALUE EQUITY FUND, L.P.

                                By: CLIFFWOOD PARTNERS, LLC,
                                      its general partner

                                      By: CLIFFWOOD PARTNERS, L.P.,
                                            its managing member

                                            By: TASH PARTNERS, L.P.
                                                  its general partner

                                                  By: CBT ADVISORY GROUP, INC.,
                                                        its general partner


                                                        By:  /s/ Carl B. Tash
                                                            --------------------
                                                        Name: Carl B. Tash
                                                        Title: President



                                 /s/ Carl B. Tash
                                --------------------
                                Carl B. Tash